SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): March 23, 2004

FOSSIL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2280 N. Greenville Avenue Richardson, Texas		75082
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525.

ITEM 5.                                                     OTHER EVENTS AND REGULATION FD DISCLOSURE

On March 23, 2004, Fossil, Inc. (the “Company”) entered into an agreement to acquire Tempus International Corp. for approximately $50 million in cash.  Tempus, which does business as Michele Watches, is based in Miami, Florida and manufactures, markets and distributes luxury watches under the MW and MW Michele brand labels.  Michele Watches distributes its products primarily in the U.S. with a growing presence in Asia.  Michele’s MW brand, launched as a fine watch brand in the United States in the fall of 2000, with its CSX Diamond Collections, quickly became a leader in its category at luxury retailers including Neiman Marcus, Saks Fifth Avenue and better independent retailers.  The acquisition, which is subject to certain conditions, including regulatory approvals, is expected to be consummated in early April.  A copy of the Company’s press release regarding the acquisition is attached hereto as Exhibit 99.1

On March 24, 2004, the Company announced the filing of a registration statement with the Securities and Exchange Commission covering a proposed offering of 4,350,000 shares of its common stock (plus an additional 652,500 shares of its common stock to cover over-allotments, if any) being sold by the Company’s Chairman of the Board of Directors and the Company’s President and Chief Executive Officer.  The Company will not receive any proceeds from this offering.  A copy of the press release related to the Registration Statement is attached hereto as Exhibit 99.2.

ITEM 7.                                                     FINANCIAL STATEMENTS AND EXHIBITS.

(c)                                  Exhibits

99.1               Press Release, dated March 23, 2004, announcing the acquisition of Michele Watches.

99.2               Press Release, dated March 24, 2004, announcing the filing of a registration statement for selling stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 24, 2004

FOSSIL, INC.

	By:	/s/ Mike L. Kovar

	Name:	Mike L. Kovar

	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 23, 2004, announcing the acquisition of Michele Watches.

99.2	Press Release, dated March 24, 2004, announcing the filing of a registration statement for selling stockholders.